Exhibit 99.1

PRESS RELEASE CONTACT: David Foy (203) 458-5850

White Mountains to Sell Sirius to CMI
HAMILTON, Bermuda, July 27, 2015 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) today announced it has signed a definitive agreement to sell Sirius International Insurance Group, Ltd. (“Sirius”) to CM International Holding PTE Ltd., the Singapore-based investment arm of China Minsheng Investment Corp., Ltd. (“CMI”).
The purchase price will be paid in cash in an amount equal to 127.3% of Sirius’s closing date tangible common shareholder’s equity plus $10 million.  Based on Sirius’s tangible common shareholder’s equity of $1,748 million at December 31, 2014, the purchase price would be approximately $2,235 million.  White Mountains has the option to replenish Sirius’s tangible common shareholder’s equity to its December 31, 2014 level should it be below that level at closing.  White Mountains expects that the transaction will increase its adjusted book value by approximately $65 per share, subject to Sirius’s interim results through closing.
White Mountains Chairman and CEO Raymond Barrette commented, “This is a win-win-win transaction.  Sirius is a high quality reinsurer with a strong franchise and a great track record. The acquisition by CMI recognizes this value and opens doors for Sirius to new opportunities in Asia, especially China.  We wish Allan Waters and his Sirius team continued success, as they become the reinsurance arm of CMI.  Thank you for your great results over many years.”
Barrette continued, “Net of the OneBeacon and Symetra positions to be repurchased by White Mountains from Sirius in connection with the transaction, our undeployed capital is expected to increase by $1.4 billion to about $2 billion.  The board will carefully review the additional capital management options available to the Company when proceeds have been received.”
CMI is a Shanghai-domiciled investment company founded in May 2014.  Centered on industrial integration and developing into a global financial holding company, CMI is fully committed to strategically investing in financial services and upgrading industrial businesses. At December 31, 2014, CMI had over $6 billion of shareholders’ equity.
Sirius writes worldwide property and casualty reinsurance and insurance through its affiliates Sirius International Insurance Corporation, Sirius America Insurance Company, Lloyd’s Syndicate 1945 and Sirius Bermuda Insurance Company Ltd.  In addition, Sirius provides exit solutions for run-off companies and their portfolios through its subsidiary, White Mountains Solutions, Inc.

Allan Waters, CEO of Sirius, said “The Sirius management team is excited to be joining the CMI family.  CMI is strongly capitalized and intends to further grow Sirius’s already substantial capital base.  China is one of Sirius’s most important markets, and CMI is the perfect partner for Sirius to continue its Asian growth strategy.”
The transaction is expected to close within six months.  It is subject to regulatory approval and other customary closing conditions.
J.P. Morgan Securities LLC acted as lead financial advisor to White Mountains with Willis Capital Markets & Advisory also acting as financial advisor. Cravath, Swaine & Moore LLP served as legal advisor to White Mountains.
ADDITIONAL INFORMATION
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The information contained in this press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements.  The words “will”, “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains:
•	changes in adjusted book value per share or return on equity;
•	business strategy;
•	financial and operating targets or plans;
•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;
•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;
•	expansion and growth of its business and operations; and
•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances.  However, whether actual results and developments will conform with its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:
•	the risks associated with Item 1A of White Mountains’ 2014 Annual Report on Form 10-K;
•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;
•	the continued availability of capital and financing;
•	general economic, market or business conditions;
•	business opportunities (or lack thereof) that may be presented to it and pursued;
•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;
•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;
•	an economic downturn or other economic conditions adversely affecting its financial position;
•	recorded loss reserves subsequently proving to have been inadequate;
•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and
•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.